Exhibit 99.1

Press Release

February 4, 2010	Contact Information:

For Immediate Release	George C. Moore
Executive Vice President and Chief Financial Officer
414.643.3000

Rexnord LLC Reports Third Quarter Results for Fiscal 2010

Call scheduled for Friday, February 5, 2010 at 10:00 a.m. Eastern Time

MILWAUKEE, WI – February 4, 2010 – Rexnord LLC today announced third quarter fiscal 2010 results.

Third Quarter Highlights

•

Third quarter sales were $366 million, a decline of $77 million, or 18%, compared with the prior year third quarter; third quarter consolidated core sales contracted by 20% compared to the 2009 third quarter.

•

Third quarter income from operations was $37.1 million, or 10.1% of sales, and included $1.1 million of restructuring expenses and $4.0 million of pension expense (compared to $3.6 million of restructuring expense and $3.4 million of pension income in the same period of fiscal 2009).

•

Third quarter Adjusted EBITDA was $69 million (which included $4.0 million of pension expense), or 18.7% of sales. This compares to Adjusted EBITDA of $81 million (which included $3.4 million of pension income), or 18.3% of sales, in the third quarter of fiscal 2009.

•	Third quarter free cash flow was $56 million, bringing fiscal year-to-date free cash flow to $127 million.

•	Net debt leverage ratio at December 26, 2009 was 6.7x. Senior secured leverage ratio was 1.86 to 1.0 at December 26, 2009.

•	Cash balances were $258 million at December 26, 2009. Total liquidity (cash plus available borrowings) at December 26, 2009 was $453 million.

Todd Adams, Rexnord’s President and Chief Executive Officer, said, “We are encouraged by the continued positive trends we experienced in our third quarter, both from an end-market perspective as well as our operating performance. That being said, I would characterize our view of the environment in our end-markets as becoming more stable, or at least more predictable, compared to any significant recovery. Our daily order rates grew over 9.0% sequentially from the second quarter, we generated $56 million of free cash flow compared to the prior year, and our third quarter Adjusted EBITDA margins, excluding pensions, expanded 230 basis points to 19.8%. We believe, as the end-markets we serve improve, our associates’ continued focus on our customers and solid execution will deliver strong financial results.”

Third Quarter Segment Highlights

Power Transmission

Power Transmission sales in the third quarter of fiscal 2010 were $246.4 million, a decrease of $69.2 million, or 21.9%, from the prior year third quarter. Power Transmission core sales contracted 25.8% and foreign currency translation increased sales 3.9% from the prior year third quarter. Sequentially, daily order rates improved by 18.3% and sales increased $8.0 million, or 3.4%, from the second quarter as we experienced increased demand across the majority of the end-markets in Power Transmission.

Power Transmission Adjusted EBITDA in the third quarter was $51.6 million, or 20.9% of sales (which included $2.5 million of pension expense), compared to $61.7 million, or 19.6% of sales (which included $0.4 million of pension expense), in the prior year third quarter. Adjusted EBITDA margins expanded 130 basis points year-over-year in the third quarter as cost reduction actions, lower material prices and productivity gains more than offset the unfavorable impact of the 21.9% contraction in sales and the $2.1 million increase in pension expense.

Water Management

Water Management sales in the third quarter of fiscal 2010 were $119.3 million, a decrease of $8.2 million, or 6.4%, from the prior year third quarter. Water Management core sales contracted 7.1% in the third quarter and foreign currency translation increased sales 0.7% from the prior year quarter. The decline in third quarter Water Management sales was driven by the expected contraction in the commercial and residential construction end-markets as well as certain segments of the infrastructure end-market, which was partially offset by an increase in year-over-year sales in the water and wastewater end-markets.

Water Management Adjusted EBITDA in the third quarter was $23.2 million, or 19.4% of sales, compared to $20.6 million, or 16.2% of sales, in the fiscal 2009 third quarter. Despite the 6.4% decline in sales, Adjusted EBITDA margins expanded 320 basis points as cost reduction actions, lower material prices and productivity gains more than offset the unfavorable impact of lower sales.

EBITDA, Adjusted EBITDA and Free Cash Flow

Rexnord considers EBITDA and Adjusted EBITDA as indicators of operating performance.

EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA is presented because it is an important supplemental measure of performance and it is frequently used by analysts, investors and other interested parties in the evaluation of companies in our industry. EBITDA is also presented and compared by analysts and investors in evaluating the performance of issuers of “high yield” securities because it is a common measure of the ability to meet debt service obligations. Other companies in our industry may calculate EBITDA differently. EBITDA is not a measurement of financial performance under generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. Because EBITDA is calculated before recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business. See the Condensed Consolidated Statements of Cash Flows included in the attached financial statements.

Adjusted EBITDA corresponds to “EBITDA” in the Company’s credit agreement. Adjusted EBITDA is defined in the credit agreement governing our senior secured credit facilities as net income, adjusted for the items summarized in the table below entitled “Reconciliation of EBITDA and Adjusted EBITDA.” Our credit agreement requires us to maintain a maximum senior secured bank leverage ratio (defined in our credit agreement as the ratio of net senior secured bank debt to Adjusted EBITDA) of no more than 4.25 to 1.0, calculated on a pro forma basis for the trailing four quarters (as determined under our senior secured credit facilities). Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA varies from others in our industry. This measure should not be considered as an alternative to net income, income from operations or any other performance measures derived in accordance with GAAP. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. For example, Adjusted EBITDA does not reflect: (a) our capital expenditures, future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt; (d) tax payments that represent a reduction in cash available to us; (e) any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; (f) management fees that may be paid to Apollo; or (g) the impact of earnings or charges resulting from matters that we and the lenders under our secured senior credit facilities may not consider indicative of our ongoing operations. In particular, our definition of Adjusted EBITDA allows us to add back certain non-cash, non-operating or non-recurring charges that are deducted in calculating net income, even though these are expenses that may recur, vary greatly and are difficult to predict and can represent the effect of long-term strategies as opposed to short-term results. In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. Further, although not included in the calculation of Adjusted EBITDA below, the measure may at times allow us to add estimated cost savings and operating synergies related to operational changes ranging from acquisitions to dispositions to restructurings and/or exclude one-time transition expenditures that we anticipate we will need to incur to realize cost savings before such savings have occurred. For more information regarding the limitations of using measures such as EBITDA and Adjusted EBITDA as indicators of our operating performance, please see the risk factor entitled “The calculation of Adjusted EBITDA pursuant to our senior secured credit facilities represents our actual historical covenant compliance calculations and permits certain estimates and assumptions that may differ materially from actual results” in Exhibit 99.1 to our current report on Form 8-K furnished on October 10, 2008.

We define Free Cash Flow as cash flow from operations less capital expenditures.

About Rexnord

Headquartered in Milwaukee, Wisconsin, we believe we are a leading, global multi-platform industrial company comprised of two strategic platforms: Power Transmission and Water Management, with approximately 5,700 employees worldwide. Our Power Transmission products include gears, couplings, industrial bearings, flattop chain and modular conveyer belts, special components, industrial chain and conveying equipment and aerospace bearings and seals. Our Water Management products include professional grade specification drainage, water control, PEX piping and commercial brass products. Additional information about the Company can be found at www.rexnord.com and www.zurn.com.

Conference Call Details

Rexnord will hold a conference call and web presentation on Friday, February 5, 2010 at 10:00 a.m. Eastern Time to discuss its fiscal 2010 third quarter results and provide a general business update. Rexnord President and CEO Todd Adams and Executive Vice President and CFO George Moore will co-host the call and web presentation.

The conference call can be accessed via telephone as follows:

Domestic toll-free #: 888-205-6695

International toll #: 913-312-1492

Access Code: 8687341

The web presentation can be accessed via the following web link:

Meeting URL: https://www119.livemeeting.com/cc/vcc/join

Meeting ID: w8687341

Entry Code: A868734

If you are unable to participate during the live teleconference, a replay of the conference call will be available from 1:00 p.m. Eastern Time, February 6, 2010 until 1:00 p.m. Eastern Time, February 20, 2010. To access the replay, please dial 888-203-1112 (domestic) or 719-457-0820 (international) with access code 8687341.

Cautionary Statement on Forward-Looking Statements

Information in this release may involve guidance, expectations, beliefs, plans, intentions or strategies regarding the future. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Rexnord LLC as of the date of the release, and Rexnord LLC assumes no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance and actual results could differ materially from current expectations. Numerous factors could cause or contribute to such differences. Please refer to the Company’s annual, quarterly and current reports filed on Forms 10-K, 10-Q and 8-K from time to time with the Securities and Exchange Commission for a further discussion of the factors and risks associated with the business.

RBS Global, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in millions)

(Unaudited)

	Third Quarter Ended		Nine Months Ended
	December 26, 2009	December 27, 2008	December 26, 2009	December 27, 2008
Net sales	$365.7	$443.1	$1,103.3	$1,449.8
Cost of sales	241.6	303.7	739.9	985.3

Gross profit	124.1	139.4	363.4	464.5
Selling, general and administrative expenses	72.6	76.6	222.4	244.2
Intangible impairment charges	—	402.5	—	402.5
Restructuring and other similar charges	1.1	3.6	4.3	3.6
Amortization of intangible assets	13.3	12.0	37.4	36.9

Income (loss) from operations	37.1	(355.3)	99.3	(222.7)
Non-operating expense:
Interest expense, net	(45.3)	(46.1)	(136.4)	(135.3)
Other income (expense), net	(8.4)	3.3	(1.3)	2.1

Loss before income taxes	(16.6)	(398.1)	(38.4)	(355.9)
(Benefit) provision for income taxes	(19.4)	11.8	(21.7)	30.6

Net income (loss)	$2.8	$(409.9)	$(16.7)	$(386.5)

RBS Global, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in millions, except share amounts)

(Unaudited)

	December 26, 2009	March 31, 2009
Assets
Current assets:
Cash and cash equivalents	$258.2	$277.5
Receivables, net	224.2	258.8
Inventories, net	275.3	327.1
Other current assets	27.1	29.0

Total current assets	784.8	892.4

Property, plant and equipment, net	387.6	413.5
Intangible assets, net	699.8	736.4
Goodwill	1,011.8	1,010.9
Insurance for asbestos claims	90.0	90.0
Other assets	55.1	61.6

Total assets	$3,029.1	$3,204.8

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$6.7	$8.1
Trade payables	112.9	134.6
Income taxes payable	5.1	3.7
Deferred income taxes	0.2	10.8
Compensation and benefits	59.0	62.1
Current portion of pension obligations	2.6	2.6
Current portion of postretirement benefit obligations	2.2	2.2
Interest payable	54.0	24.3
Other current liabilities	82.8	95.2

Total current liabilities	325.5	343.6

Long-term debt	2,124.2	2,132.4
Pension obligations	137.0	134.5
Postretirement benefit obligations	23.1	24.8
Deferred income taxes	263.9	263.6
Reserve for asbestos claims	90.0	90.0
Other liabilities	45.6	58.5

Total liabilities	3,009.3	3,047.4
Stockholders’ equity:
Common stock, $0.01 par value; 3,000 shares authorized and 1,000 shares issued and outstanding	0.1	0.1
Additional paid in capital	532.2	662.6
Retained deficit	(390.9)	(374.2)
Accumulated other comprehensive loss	(121.6)	(131.1)

Total stockholders’ equity	19.8	157.4

Total liabilities and stockholders’ equity	$3,029.1	$3,204.8

RBS Global, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in millions)

(Unaudited)

	Nine Months Ended
	December 26, 2009	December 27, 2008
Operating activities
Net loss	$(16.7)	$(386.5)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation	44.2	45.2
Amortization of intangible assets	37.4	36.9
Intangible impairment charges	—	402.5
Amortization of original bond discount	1.7	—
Accretion of original bond premium	(0.8)	(0.8)
Amortization of deferred financing costs	8.3	7.7
Loss on dispositions of property, plant and equipment	0.6	—
Equity in (earnings) loss of unconsolidated affiliates	(0.3)	0.1
Other non-cash credits	(11.8)	(0.5)
Stock-based compensation expense	4.1	5.0
Changes in operating assets and liabilities:
Receivables	41.8	17.1
Inventories	57.6	(1.2)
Other assets	7.0	(9.8)
Accounts payable	(24.6)	(35.4)
Accruals and other	(7.9)	29.7

Cash provided by operating activities	140.6	110.0

Investing activities
Expenditures for property, plant and equipment	(13.6)	(29.9)
Proceeds from surrender of life insurance policies	—	0.9

Cash used for investing activities	(13.6)	(29.0)

Financing activities
Repayments of short-term debt	(1.1)	—
Repayments of long-term debt	(115.1)	(1.4)
Proceeds from borrowings of long-term debt	—	47.5
Dividend payment to parent company	(30.0)	(25.0)
Payment of financing fees	(4.9)	—

Cash (used for) provided by financing activities	(151.1)	21.1
Effect of exchange rate changes on cash and cash equivalents	4.8	(4.5)

(Decrease) increase in cash and cash equivalents	(19.3)	97.6
Cash and cash equivalents at beginning of period	277.5	141.9

Cash and cash equivalents at end of period	$258.2	$239.5

RBS Global, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA

Third Quarter

(in millions)

(Unaudited)

Notes to Reconciliation of EBITDA and Adjusted EBITDA

	Third Quarter Ended
	December 26, 2009	December 27, 2008
Net income (loss)	$2.8	$(409.9)
Interest expense, net	45.3	46.1
(Benefit) provision for income taxes	(19.4)	11.8
Depreciation and amortization	28.3	26.5

EBITDA	$57.0	$(325.5)

Adjustments to EBITDA (1)
Intangible impairment charges	—	402.5
Restructuring and other similar costs	1.1	3.6
Stock-based compensation expense	1.1	1.8
LIFO expense	0.9	1.9
CDSOA recovery	(0.8)	(1.8)
Other expense (income), net	9.2	(1.5)

Subtotal of adjustment to EBITDA	11.5	406.5

Adjusted EBITDA	$68.5	$81.0

(1)	Adjustments to EBITDA

We define Adjusted EBITDA as net income (loss) plus interest, income taxes, depreciation and amortization, adjustments for restructuring, stock-based compensation expense, other expense (income), LIFO expense and nonrecurring items, in each case as permitted under our credit agreement. Other expense (income), net for the quarter ended December 26, 2009, consists of management fee expense of $0.8 million, loss on the sale of fixed assets of $0.4 million, foreign currency translation losses of $6.9 million and other miscellaneous losses of $1.1 million. Other income (expense), net for the quarter ended December 27, 2008, consists of management fee expense of $0.8 million, gain on the sale of fixed assets of $0.2 million, foreign currency transaction gains of $2.0 million, and other miscellaneous gains of $0.1 million.

RBS Global, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA

Nine Months Ended

(in millions)

(Unaudited)

Notes to Reconciliation of EBITDA and Adjusted EBITDA

	Nine Months Ended
	December 26, 2009	December 27, 2008
Net loss	$(16.7)	$(386.5)
Interest expense, net	136.4	135.3
(Benefit) Provision for income taxes	(21.7)	30.6
Depreciation and amortization	81.6	82.1

EBITDA	$179.6	$(138.5)

Adjustments to EBITDA (1)
Intangible impairment charges	—	402.5
Restructuring and other similar costs	4.3	3.6
Stock-based compensation expense	4.1	5.0
Impact of inventory fair value adjustment	0.3	2.1
LIFO expense	3.4	5.7
CDSOA recovery	(0.8)	(1.8)
Other expense (income), net	2.1	(0.3)

Subtotal of adjustment to EBITDA	13.4	416.8

Adjusted EBITDA	$193.0	$278.3

(1)	Adjustments to EBITDA

We define Adjusted EBITDA as net income (loss) plus interest, income taxes, depreciation and amortization, adjustments for restructuring, stock-based compensation expense, other expense (income), LIFO expense and nonrecurring items, in each case as permitted under our credit agreement. Other expense (income), net for the nine months ended December 26, 2009, consists of management fee expense of $2.3 million, transaction costs associated with the debt exchange offer of $6.0 million, foreign currency translation gains of $7.9 million, loss on the sale of fixed assets of $0.6 million, income in unconsolidated affiliates of $0.3 million and other miscellaneous losses of $1.4 million. Other income (expense), net for the nine months ended December 27, 2008, consists of management fee expense of $2.3 million, foreign currency translation gains of $2.6 million, a loss in unconsolidated affiliates of $0.1 million and other miscellaneous gains of $0.1 million.

RBS Global, Inc. and Subsidiaries

Supplemental Data

(in millions)

(Unaudited)

	Fiscal 2009
	Q1	Q2	Q3	Q4	Total
Net sales
Power Transmission	$340.6	$353.6	$315.6	$311.9	$1,321.7
Water Management	155.5	157.0	127.5	120.3	560.3
Corporate	—	—	—	—	—

Total	$496.1	$510.6	$443.1	$432.2	$1,882.0

Adjusted EBITDA
Power Transmission	$67.3	$69.7	$61.7	$68.7	$267.4
Water Management	32.8	31.8	20.6	17.0	102.2
Corporate	(4.4)	0.1	(1.3)	1.5	(4.1)

Total	$95.7	$101.6	$81.0	$87.2	$365.5

Adjusted EBITDA %
Power Transmission	19.8%	19.7%	19.6%	22.0%	20.2%
Water Management	21.1%	20.3%	16.2%	14.1%	18.2%
Total (including Corporate)	19.3%	19.9%	18.3%	20.2%	19.4%

	Fiscal 2010
	Q1	Q2	Q3	Q4	Total
Net sales
Power Transmission	$234.4	$238.4	$246.4		$719.2
Water Management	133.5	131.3	119.3		384.1
Corporate	—	—	—		—

Total	$367.9	$369.7	$365.7		$1,103.3

Adjusted EBITDA
Power Transmission	$37.4	$47.0	$51.6		$136.0
Water Management	27.1	29.2	23.2		79.5
Corporate	(8.6)	(7.6)	(6.3)		(22.5)

Total	$55.9	$68.6	$68.5		$193.0

Adjusted EBITDA %
Power Transmission	16.0%	19.7%	20.9%		18.9%
Water Management	20.3%	22.2%	19.4%		20.7%
Total (including Corporate)	15.2%	18.6%	18.7%		17.5%